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                 INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC.

                EIGHTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

                                 As of March 10, 1998

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                                  TABLE OF CONTENTS

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1.  Registration Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . 2
          1.1 Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . 2
          1.2 Request for Registration . . . . . . . . . . . . . . . . . . . 4
          1.3 Company Registration . . . . . . . . . . . . . . . . . . . . . 5
          1.4 Obligations of the Company . . . . . . . . . . . . . . . . . . 6
          1.5 Furnish Information. . . . . . . . . . . . . . . . . . . . . . 7
          1.6 Expenses of Demand Registration. . . . . . . . . . . . . . . . 8
          1.7 Expenses of Company Registration . . . . . . . . . . . . . . . 8
          1.8 Underwriting Requirements. . . . . . . . . . . . . . . . . . . 8
          1.9 Delay of Registration. . . . . . . . . . . . . . . . . . . . . 9
          1.10 Indemnification . . . . . . . . . . . . . . . . . . . . . . . 9
          1.11 Reports Under 1934 Act. . . . . . . . . . . . . . . . . . . .11
          1.12 Form S-3 Registration . . . . . . . . . . . . . . . . . . . .12
          1.13 Assignment of Registration Rights . . . . . . . . . . . . . .13
          1.14 Limitations on Subsequent Registration Rights;
                Registration Rights Agreement. . . . . . . . . . . . . . . .13
          1.15 "Market Stand-Off" Agreement. . . . . . . . . . . . . . . . .13
          1.16 Termination of Registration Rights. . . . . . . . . . . . . .14

2.  Covenants of the Company . . . . . . . . . . . . . . . . . . . . . . . .14
          2.1 Delivery of Financial Statements . . . . . . . . . . . . . . .14
          2.2 Inspection . . . . . . . . . . . . . . . . . . . . . . . . . .15
          2.3 Right of First Offer on Primary Sales. . . . . . . . . . . . .15
          2.4 Restrictions on Sale or Other Disposition of Shares. . . . . .18
          2.5 Right of First Offer on Certain Secondary Sales. . . . . . . .19
          2.6 Board Representation . . . . . . . . . . . . . . . . . . . . .22
          2.7 Observer Rights. . . . . . . . . . . . . . . . . . . . . . . .23
          2.8 Co-Sale Rights . . . . . . . . . . . . . . . . . . . . . . . .24
          2.9 Stock Purchases by Employees, Officers, Directors and
                Consultants. . . . . . . . . . . . . . . . . . . . . . . . .28
          2.10 Additional Liquidity Rights . . . . . . . . . . . . . . . . .28
          2.11 Termination of Certain Covenants. . . . . . . . . . . . . . .29
          2.12 Certain Provisions Relating to BT Holders . . . . . . . . . .29
                2A Toronto Dominion Regulatory Compliance. . . . . . . . . .30
                2A.1 Violation of BHCA or SBIA . . . . . . . . . . . . . . .30
                2A.2 SBIC Requirements . . . . . . . . . . . . . . . . . . .30
                2A.3 Acquisition of Shares . . . . . . . . . . . . . . . . .31
                2A.4 BHCA Issue, SBIC Issue and SBIC Requirements Defined. .31

3.  Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
          3.1 Successors and Assigns . . . . . . . . . . . . . . . . . . . .32
          3.2 Governing Law. . . . . . . . . . . . . . . . . . . . . . . . .32


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          3.3 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . .32
          3.4 Titles and Subtitles . . . . . . . . . . . . . . . . . . . . .32
          3.5 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . .32
          3.6 Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .32
          3.7 Amendments and Waivers . . . . . . . . . . . . . . . . . . . .32
          3.8 Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . .33
          3.9 Severability . . . . . . . . . . . . . . . . . . . . . . . . .33
          3.10 Aggregation of Stock. . . . . . . . . . . . . . . . . . . . .33
          3.11 Entire Agreement; Amendment; Waiver . . . . . . . . . . . . .33

Schedule A      Schedule of Investors







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                EIGHTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT


          THIS EIGHTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT is made as of the 10th day of March, 1998, by and among International Wireless Communications Holdings, Inc., a Delaware corporation (the "Company"), and the investors listed on SCHEDULE A hereto, each of which is herein referred to as an "Investor."

                                       RECITALS

          WHEREAS, certain of the Investors (the "Existing Investors") hold shares of the Company's preferred stock, par value $0.01 per share (the "Preferred Stock"), and/or shares of its common stock, par value $0.01 per share (the "Common Stock"), issued upon conversion thereof and/or other securities convertible or exchangeable into the Company's Preferred Stock or Common Stock and possess registration rights, information rights, rights of first offer, co-sale rights and other rights pursuant to the Seventh Amended and Restated Investor Rights Agreement dated as of December 13, 1997 (the "Prior Agreement"), among the Company and such Investors; and

          WHEREAS, certain of the Existing Investors are lenders under the Loan Agreement dated August 18, 1997 among the Company and the lenders named therein (the "IWCH Loan Agreement") and under the Loan Agreement dated August 18, 1997 among Pakistan Wireless Holdings Limited, a Mauritius Company ("PWH"), and the lenders named therein (the "PWH Loan Agreement;" together with the IWCH Loan Agreement, the "Loan Agreements"); and

          WHEREAS, subject to certain terms and conditions, the Notes, as that term is defined in the IWCH Loan Agreement (the "IWCH Notes") may be exchanged for Series G-1 or Series G-2 Preferred Stock of the Company and the Notes, as that term is defined in the PWH Loan Agreement (the "PWH Notes;" together with the IWCH Notes, the "IWCH/PWH Notes") may be exchanged for shares of Series H-1 or Series H-2 Preferred Stock of the Company (the shares of Series G-1,
Series G-2, Series H-1 and Series H-2 Preferred Stock issuable upon exchange of the IWCH/PWH Notes or the conversion of other shares of Series G-1, Series G-2, Series H-1 or Series H-2 Preferred Stock being referred to as the "Series G/H Preferred Shares"); and

          WHEREAS, the Company has issued or may issue to certain of the Existing Investors the Warrants, as that term is defined in the IWCH Loan Agreement (individually an "IWCH Warrant"; collectively, the "IWCH Warrants"); and

          WHEREAS, certain of the Existing Investors are former stockholders of Radio Movil Digital Americas, Inc., a Delaware corporation ("RMD"), that acquired shares of the Company's Series I Preferred Stock or Common Stock (collectively, the "Merger Shares") pursuant to the Agreement and Plan of Merger dated November 22, 1997, as amended (the

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"RMD Merger Agreement") among the Company, a wholly owned subsidiary of the
Company and RMD; and

          WHEREAS, certain of the Investors hold warrants to purchase Common Stock (individually, a "BT Warrant;" collectively, the "BT Warrants") issued pursuant to the Amended and Restated Senior Secured Note and Warrant Purchase Agreement dated as of January 23, 1998 (the "BT Note and Warrant Agreement") among the Company and the investors named therein; and

          WHEREAS, the Company desires to grant certain registration rights, information rights, rights of first offer, co-sale rights and other rights to holders of the Common Stock issued or issuable upon exercise of the BT Warrants (the "BT Warrant Shares;" each such holder of BT Warrant Shares being referred to as a "BT Holder"); and

          WHEREAS, certain of the Investors hold shares of the Company's
Series J Preferred Stock (the "Series J Preferred Stock") and warrants to purchase Common Stock (individually, a "Series J Warrant;" collectively, the "Series J Warrants") issued pursuant to the Series J Preferred Stock and Warrant Purchase Agreement dated as March 10, 1998 (the "Series J Agreement") among the Company and such Investors; and

          WHEREAS, the Company desires to grant certain information rights, rights of first of offer, co-sale rights and other rights to holders of Common Stock issued or issuable upon conversion of Series J Preferred Stock and exercise of Series J Warrants; and

          WHEREAS, the Existing Investors desire to amend and restate the Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Agreement.

          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

          1. REGISTRATION RIGHTS. The Company covenants and agrees as follows:

               1.1. DEFINITIONS.  For purposes of this Agreement:

                    (a) The term "Act" means the Securities Act of 1933, as amended.

                    (b) The term "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

                    (c) The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.13 hereof. For purposes of this Agreement, the holders of securities which are convertible or exchangeable into Registrable Securities, or which are convertible or


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exchangeable into other securities which are convertible or exchangeable into
Registrable Securities, shall be treated as Holders of such underlying Registrable Securities, and references to Registrable Securities held by such Holders shall include such underlying Registrable Securities.

                    (d) The term "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

                    (e) The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

                    (f) The term "Registrable Securities" means (i) the Common Stock issuable or issued upon conversion of the Series B, Series C, Series D, Series E and Series I Preferred Stock of the Company, (ii) the Common Stock issuable or issued upon conversion of Preferred Stock of the Company issuable or issued (A) upon exercise of warrants issued to Vanguard Cellular Operating Corp., a Delaware corporation ("Vanguard"), pursuant to that certain Series C Preferred Stock Purchase Agreement dated as of February 24, 1994, as such warrants are amended and restated pursuant to the Warrant Amendment Agreement dated as of July 31, 1995 (the "Vanguard Warrant Shares") and pursuant to the Support Services Agreement dated March 10, 1998 between the Company and Vanguard China, Inc., (B) upon exercise of warrants issued to certain Investors pursuant to that certain Note and Warrant Purchase Agreement dated as of May 6, 1994 (the "1994 Warrant Shares"), (C) upon exercise of warrants (the "1995 Warrant Shares") issued to certain Investors pursuant to that certain Securities Purchase Agreement dated as of July 12, 1995 (the "Securities Purchase Agreement"), (D) upon exercise of warrants issued to Vanguard pursuant to the Note and Warrant Purchase Agreement dated as of July 31, 1995 (the "Additional Vanguard Warrant Shares"), and (E) upon exercise of warrants issued to Toronto Dominion Investments, Inc. or its Affiliates (collectively, "Toronto Dominion"), pursuant to the Note and Warrant Purchase Agreement (the "TD Purchase Agreement") and the Loan Agreement, each dated as of August 14, 1995 (the "TD Warrant Shares", together with Vanguard Warrant Shares, the 1994 Warrant Shares, the 1995 Warrant Shares, and the Additional Vanguard Warrant Shares, the "Warrant Shares"), (iii) (A) the Common Stock that is issued or issuable upon exercise of the Warrant to Purchase Common Stock granted to Vanguard Cellular Financial Corp., a North Carolina corporation ("VCFC"), pursuant to
Section 2.01(c) of the Reimbursement Agreement dated September 18, 1997 between VCFC and IWC China Limited, (B) the BT Warrant Shares and (C) the Exchange Shares (as defined in the Series J Agreement), (iv) the Common Stock issuable or issued upon conversion of Preferred Stock issuable or issued upon conversion of the two $900,000 notes issued to Vanguard pursuant to that certain Note Purchase Agreement dated as of October 26, 1994, as amended by the Amendment to Note Purchase Agreement dated as of July 12, 1995 between the Company and Vanguard (collectively, the "Vanguard Notes"), and (v) the Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in (i), (ii), (iii) or
(iv) above, excluding in all cases, however, any


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Registrable Securities sold by a person in a transaction in which the related rights under this Section 1 are not assigned pursuant to Section 1.13.

                    (g) The term "SEC" shall mean the Securities and Exchange Commission.

               1.2. REQUEST FOR REGISTRATION.

                    (a) If the Company shall receive at any time six (6) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction) a written request from the Holders of at least forty percent (40%) of the Registrable Securities then outstanding that the Company file a registration statement under the Act covering the registration of at least forty percent (40%) of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $2,500,000), then the Company shall:

                         (i)   within twenty (20) days of the receipt thereof,
give written notice of such request to all Holders; and

                         (ii)  use its best efforts to effect as soon as
practicable, and in any event within sixty (60) days of the receipt of such request, the registration under the Act of all Registrable Securities which the Holders request to be registered, subject to the limitations of subsection 1.2(b), within twenty (20) days of the mailing of such notice by the Company in accordance with subsection 1.2(a)(i).

                    (b) If the Holders initiating the registration request hereunder (the "Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 1.2(a) and the Company shall include such information in the written notice referred to in subsection 1.2(a)(i). The underwriter will be selected by the Company and shall be reasonably acceptable to holders of a majority of the Registrable Securities then held by Initiating Holders. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by holders of a majority of the Registrable Securities then held by the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in usual and customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in


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proportion (as nearly as practicable) to the amount of Registrable Securities of the Company held by each Holder; provided, however, that, except as otherwise provided in that certain Amended and Restated Registration Rights Agreement dated as of March 10, 1998 among the Company and the persons listed on
Schedule 1 thereto (the "Registration Rights Agreement"), the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities (other than Registrable Securities) are first entirely excluded from the underwriting.

                    (c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this
Section 1.2, a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

                    (d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this
Section 1.2:

                         (i)   after the Company has effected two registrations
pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

                         (ii)  during the period starting with the date sixty
(60) days prior to the Company's good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration pursuant to Section 1.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

                         (iii) if the Initiating Holders propose to dispose of
shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.12 below.

               1.3. COMPANY REGISTRATION. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders but excluding a registration pursuant to Section 1.2 above) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of any Holder given within twenty
(20) days after mailing of such notice by the Company in accordance with
Section 3.5, the Company shall,


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subject to the provisions of Section 1.8, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

               1.4. OBLIGATIONS OF THE COMPANY.  Whenever required under this
Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                    (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to be declared effective by the SEC, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, to keep such registration statement effective for a period of up to one hundred twenty (120) days or until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holders refrain from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (I) includes any prospectus required by
Section 10(a)(3) of the Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference in the registration statement of information required to be included in (I) and (II) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the 1934 Act.

                    (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to keep such registration effective and to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

                    (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

                    (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Act.


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                    (e)  In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                    (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to purchasers of such shares, such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing.

                    (g) Cause all such Registrable Securities registered hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

                    (h) Provide a transfer agent and registrar for all Registrable Securities registered hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

                    (i) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

               1.5. FURNISH INFORMATION. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.


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

               1.6. EXPENSES OF DEMAND REGISTRATION. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printing and accounting fees, fees and disbursements of counsel for the Company (including fees and disbursements of counsel for the Company in its capacity as counsel to the selling Holders hereunder; if Company counsel does not make itself available for this purpose, the Company will pay the reasonable fees and disbursements of one counsel for the selling Holders selected by them) shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to
Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses on a pro rata basis based on the number of Registrable Securities requested to be registered), unless the Holders of a majority of the Registrable Securities requested to be registered agree to forfeit their right to one demand registration pursuant to
Section 1.2; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2.

               1.7. EXPENSES OF COMPANY REGISTRATION. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.3 for each Holder, including (without limitation) all registration, filing and qualification fees, printing and accounting fees relating or apportionable thereto and the fees and disbursements of counsel for the Company (including fees and disbursements of counsel for the Company in its capacity as counsel to the selling Holders hereunder; if Company counsel does not make itself available for this purpose, the Company will pay the reasonable fees and disbursements of one counsel for the selling Holders selected by them), but excluding underwriting discounts and commissions relating to Registrable Securities.

               1.8. UNDERWRITING REQUIREMENTS. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters). If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities to be sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be


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agreed to by such selling stockholders) but in no event, except as otherwise required by the Registration Rights Agreement, shall (i) the amount of securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company's securities in which case the selling stockholders may be excluded entirely if the underwriters make the determination described above and no other stockholder's securities are included or (ii) notwithstanding clause (i) above, any shares being sold by a stockholder exercising a demand registration right similar to that granted in Section 1.2 be excluded from such offering. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners or stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder," and any pro-rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling stockholder," as defined in this sentence.

               1.9. DELAY OF REGISTRATION. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

               1.10. INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under this Section 1:

                     (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors, partners, employees, agents, attorneys and consultants, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint and/or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and the Company will pay to each such Holder, officer, director, partner, employee, agent, attorney, consultant, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the

Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, officer, director, partner, employee, agent, attorney, consultant, underwriter or controlling person.

                     (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its officers, directors, partners, employees, agents, attorneys and consultants, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement, each of its officers, directors, partners, employees, agents, attorneys and consultants, and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint and/or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that, in no event shall any indemnity under this subsection 1.10(b) exceed the gross proceeds from the offering received by such Holder.

                     (c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own separate counsel (provided that there shall be only one separate counsel for all indemnified parties to the extent that such parties may be represented by one counsel without conflict), with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this
Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

                     (d) If the indemnification provided for in this
Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand, and of the indemnified party on the other, in connection with the Violation that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the Violation relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such Violation.

                     (e) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

               1.11. REPORTS UNDER 1934 ACT. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

                     (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

                     (b) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

                     (c) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

                     (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

               1.12. FORM S-3 REGISTRATION. In case the Company shall receive from any Holder or Holders of at least twenty percent (20%) in the aggregate of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

                     (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

                     (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this
Section 1.12: (1) if Form S-3 is not available for such offering by the Holders;
(2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $250,000; (3) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under this
Section 1.12; provided, however, that the Company shall not utilize this right more than once in any twelve month period; or (4) in any particular jurisdiction if the Company would be required to qualify to do business or to execute a general consent to service of process in such jurisdiction in effecting such registration, qualification or compliance.

                     (c) subject to the foregoing, file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to Section 1.12, including (without limitation) all registration, filing, qualification, printer's and accounting fees and the reasonable fees and disbursements of counsel for the selling Holder or Holders and counsel for the Company, but excluding any underwriters' discounts or commissions associated with the Registrable Securities, shall be borne by the Company, unless the Company has within the twelve (12)-month period preceding the date of such request paid the expenses incurred in connection with a registration pursuant to Section 1.12, in which case the expenses shall be borne pro rata by the Holder or

Holders participating in the Form S-3 registration. Registrations effected pursuant to this Section 1.12 shall not be counted as demands for registration or registrations effected pursuant to Section 1.2 or 1.3, respectively.

               1.13. ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities, provided: (a) the transferee or assignee receives at least 10,000 shares of Registrable Securities (subject to adjustment for stock splits, stock dividends and the like) in the transfer of such securities;
(b) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned;
(c) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.15 below; and (d) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

               1.14. LIMITATIONS ON SUBSEQUENT REGISTRATION RIGHTS;
REGISTRATION RIGHTS AGREEMENT. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the date set forth in subsection 1.2(a) or within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 1.2. Notwithstanding anything herein to the contrary, the holders of Registrable Securities acknowledge the terms and provisions of the Registration Rights Agreement and agree that to the extent that this Agreement conflicts in any respect with the Registration Rights Agreement, the terms and provisions of the Registration Rights Agreement shall govern in all respects, including, without limitation, the terms and provisions of Sections 2, 3, and 12 of the Registration Rights Agreement governing the priorities of inclusion of securities of the Company in a registration, whether such registration is by the Company for its own account or on behalf of any security holder of the Company (including the Holders) exercising a demand or incidental registration right.

               1.15. "MARKET STAND-OFF" AGREEMENT. Each Investor hereby agrees that, during the period of duration specified by the Company and an underwriter of Common Stock or other securities of the Company, following the date of the first sale to the public pursuant to a registration statement of the Company filed under the Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the

Company held by it at any time during such period except Common Stock included in such registration; provided, however, that:

                     (a) such agreement shall be applicable only to the first such registration statement of the Company which covers Common Stock (or other securities) to be sold on its behalf to the public in an underwritten offering;

                     (b) all officers and directors of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements;

                     (c) such market stand-off time period shall not exceed one hundred twenty (120) days; and

                     (d) such agreement shall not preclude transfer in a private transaction to an institutional buyer who agrees to be bound by such agreement.

          In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

          Notwithstanding the foregoing, the obligations described in this
Section 1.15 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a SEC Rule 145 transaction.

               1.16. TERMINATION OF REGISTRATION RIGHTS. The right of any Holder to request registration pursuant to Section 1.2 or inclusion in any registration pursuant to Section 1.3 shall terminate on the closing of the first Company-initiated registered public offering of Common Stock of the Company if all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any 90-day period, or on such date after the closing of the first Company-initiated registered public offering of Common Stock of the Company as all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any 90-day period.

          2.   COVENANTS OF THE COMPANY.

               2.1. DELIVERY OF FINANCIAL STATEMENTS. The Company shall deliver to each Investor:

                     (a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder's equity as of the end of such year, and a statement of cash flows for such year, including notes thereto, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles ("GAAP"), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

                     (b) within thirty (30) days after the end of each month, an unaudited income statement, a balance sheet and a statement of cash flows for and as of the end of such month, in reasonable detail;

                     (c) as soon as practicable, but in any event sixty
(60) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including income statements, balance sheets and statements of cash flows for such months and, as soon as prepared, any other budgets, including internally prepared quarterly budget forecasts or revised budgets prepared by the Company;

                     (d) within fifteen (15) days of the end of each calendar quarter, a quarterly operations reports summarizing activities during the preceding quarter;

                     (e) with respect to the financial statements called for in subsection (b) of this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company and certifying that such financial statements were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment; and

                     (f) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Investor or any assignee of the Investor may from time to time request, provided, however, that the Company shall not be obligated under this subsection (f) or any other subsection of Section 2.1 to provide information which it deems in good faith to be a trade secret or similar confidential information.

               2.2. INSPECTION. The Company will also permit each Investor and its authorized representatives, at all reasonable times and as often as reasonably requested, to visit and inspect, at the expense of such Investor, any of the properties of the Company, to inspect its books and records and to make extracts therefrom, and to discuss the affairs, finances and accounts of the Company with its officers and consult with and advise the officers of the Company as to the management of the Company, provided that the Investors shall maintain the confidentiality of any proprietary information of the Company thereby obtained and provided further that the Investors shall conduct all such inspections in a manner that is not disruptive to the employees or operations of the Company.

               2.3. RIGHT OF FIRST OFFER ON PRIMARY SALES. Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to each Major Investor (as hereinafter defined) a right of first offer with respect to future sales by the Company of its Securities (as hereinafter defined). For purposes of this Section 2.3, a "Major Investor" shall mean (i) any Investor who is a Holder of at least ten percent (10%) of either the Registrable

Securities or the Other Registrable Securities (as defined below) initially acquired by such Investor, but in any event not less than 4,000 shares of either the Registrable Securities or the Other Registrable Securities and (ii) any person who acquires at least ten percent (10%) in the aggregate of any of the Series B, Series C, Series D, Series E, Series F, Series G, Series H, Series I or Series J Preferred Stock (or the Common Stock issued or issuable upon conversion thereof) outstanding as of the date hereof (in the case of the Series J Preferred Stock, after giving effect to the First Closing (as defined in the Series J Agreement) under the Series J Agreement). For purposes of this Agreement, the term "Other Registrable Securities" and the term "Holder" as used in relation thereto shall have the meanings given to the terms "Registrable Securities" and "Holder" in the Registration Rights Agreement, and the term "Affiliates" shall have the meaning given to such term in subsection 2.4(e) below. For purposes of this Section 2.3, Investor includes any general partners and Affiliates of an Investor. An Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and Affiliates in such proportions as it deems appropriate.

          Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock or any debt securities ("Securities"), the Company shall first make an offering of such Securities to each Major Investor in accordance with the following provisions:

                     (a) The Company shall deliver a notice by certified mail ("Section 2.3 Notice") to each Major Investor stating (i) its bona fide intention to offer such Securities, (ii) the number of such Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Securities.

                     (b) By written notification received by the Company within twenty (20) calendar days after receiving the Section 2.3 Notice, each Major Investor may elect to purchase or obtain, at the price and on the terms specified in the Section 2.3 Notice, up to that portion of such Securities which equals the total number of Securities multiplied by a fraction, (a) the numerator of which is the sum of the number of Registrable Securities and the number of Other Registrable Securities then held by such Major Investor, and
(b) the denominator of which is the total number of Registrable Securities and Other Registrable Securities. The Company shall promptly, in writing, inform each Major Investor which purchases all of the Securities available to it under this Section 2.3 ("Fully Exercising Investor") of any other Major Investor's failure to do likewise. During the ten (10)-day period commencing after receipt of such information, each Fully Exercising Investor shall be entitled to purchase up to that portion of the Securities for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors which is equal to the total number of unsubscribed Securities multiplied by a fraction, (A) the numerator of which is the sum of the number of Registrable Securities and the number of Other Registrable Securities, as the case may be, then held by such Fully Exercising Investor, and (B) the denominator of which is the total number of Registrable Securities and the number of Other Registrable Securities then held by all Fully Exercising Investors who wish to purchase some of the unsubscribed shares.

                     (c) If all Securities which Major Investors are entitled to purchase pursuant to subsection 2.3(b) are not elected to be purchased as provided in subsection 2.3(b) hereof, the Company may, during the ninety (90)-day period following the expiration of the periods provided in subsection 2.3(b) hereof, offer the remaining unsubscribed portion of such Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Section 2.3 Notice. If the Company does not enter into an agreement for the sale of the Securities within such period, or if such agreement is not consummated within thirty
(30) days of the execution thereof, the right of first offer provided hereunder shall be deemed to be revived and such Securities shall not be offered unless first reoffered to the Major Investors in accordance herewith.

                     (d) The right of first offer in this Section 2.3 shall not be applicable (i) to the issuance or sale of up to 2,811,526 shares of Common Stock (or such additional number of shares of Common Stock as may be approved in writing by Holders of a majority of the number of outstanding Registrable Securities and holders of a majority of the Other Registrable Securities at the time of such approval) (in each case, as appropriately adjusted for any stock dividends, contributions, splits, reclassifications or the like) to officers, directors and employees of and consultants to the Company for the primary purpose of soliciting or retaining their services, provided each such person executes an agreement, pursuant to which such person agrees to resell to the Company at the original purchase price thereof all shares of the Company's Common Stock that are not vested on the date of termination of such employee's term of service with the Company and not to transfer any unvested shares of the Company's Common Stock to any person except to members of his or her immediate family or to a trust for the benefit of members of his or her immediate family, or (ii) to or after consummation of a Threshold Public Offering (as defined in the Amended and Restated Certificate of Incorporation of the Company), (iii) to the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities (including the Registrable Securities as defined in this Agreement and the Registration Rights Agreement),
(iv) to the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, and (v) to the issuance of stock, warrants or other securities or rights to persons or entities with which the Company has business relationships provided such issuances are for other than primarily equity financing purposes (provided that no more than one percent (1%) of the total number of shares of Common Stock then outstanding (assuming full conversion of all then outstanding convertible securities of the Company) may be excluded from the right of first offer pursuant to this clause (v) during any twelve (12)-month period).

                     (e) The right of first offer set forth in this
Section 2.3 may not be assigned or transferred, except that (i) such right is assignable by each Holder and each Holder (within the meaning of the Registration Rights Agreement) of Other Registrable Securities (an "Other Holder") to any wholly owned subsidiary or parent of, or to any corporation or entity that is, within the meaning of the Act, controlling, controlled by or under common control with, any such Holder or Other Holder, and (ii) such right may be transferred to a third party who buys (x) at least 40,000 shares of the Registrable Securities or Other Registrable Securities (subject to adjustment for stock splits, stock dividends and the like) or (y) all of the Registrable Securities or Other Registrable Securities held by an Investor.

               2.4.  RESTRICTIONS ON SALE OR OTHER DISPOSITION OF SECURITIES.
(a) No Investor shall, either directly or indirectly, sell, assign, mortgage, hypothecate, transfer, pledge, create a security interest in or lien upon, encumber, give, place in trust, or otherwise voluntarily or involuntarily dispose of (collectively hereinafter sometimes referred to as "Transfer") any of the shares of Capital Stock (as defined in the Securities Purchase Agreement) then owned or controlled by such Investor except in accordance with Section 1, 2.4(b), 2.4(d), 2.5 or 2.8 or pursuant to the Registration Rights Agreement. No Transfer of any shares of Capital Stock in violation of the provisions of this Agreement shall be made or recorded on the books of the Company and any such purported Transfer shall be void and of no force or effect.

                     (b) Notwithstanding anything to the contrary contained in this Agreement, any Investor shall have the right at any time to Transfer any of its shares of Capital Stock of the Company to any Affiliate, upon such terms as may be agreed upon by such party and its transferee; PROVIDED, HOWEVER, that (i) any such Transfer shall be made in compliance with the Act and applicable state securities laws, or pursuant to an exemption therefrom, and (ii) any such transferee shall (A) acquire the shares so transferred subject to all the terms and conditions of this Agreement, (B) agree in writing, at the time of the Transfer, to be bound by all of the provisions of this Agreement which would be applicable to the Investor if it continued to own the shares so transferred, and (C) be an "accredited investor" within the meaning of Regulation D under the Act. In addition to and subject to compliance with the foregoing, Electra Investment Trust P.L.C. ("EIT") and Electra Associates, Inc. (collectively, "Electra"), shall have the right to Transfer any of its shares of Capital Stock of the Company to Electra Fleming Equity Partners (provided that at the time of such Transfer such entity is an Affiliate of EIT). Notwithstanding anything to the contrary in this Agreement, each Investor other than a Section 2.5 Stockholder (as defined below) shall be permitted to Transfer such Investor's shares of Capital Stock of the Company, subject only to compliance with clauses (i) and (ii) of the proviso to the first sentence of this subsection 2.4(b). Notwithstanding anything to the contrary contained in this Agreement, Toronto Dominion Investments, Inc. shall have the unrestricted right to assign or transfer any of its shares of Capital Stock of the Company to an indirect or direct wholly or majority owned subsidiary of the ultimate parent of Toronto Dominion Investments, Inc. including, without limitation, a subsidiary established as (or which is expected by Toronto Dominion Investments, Inc. to become) a small business investment company pursuant to the Small Business Investment Act of 1958, as amended from time to time, subject to compliance with clauses
(i) and (ii) of the proviso to the first sentence of this subsection 2.4(b). Notwithstanding anything to the contrary contained in this Agreement, Vanguard, VCFC or any of their wholly owned subsidiaries shall have the right at any time to Transfer any shares of Capital Stock of the Company (whether now owned or hereafter acquired by Vanguard, VCFC or any of their wholly owned subsidiaries) to the Vanguard Lenders (as defined below) pursuant to any pledge agreement now or hereafter in effect ("Pledge Agreement") pursuant to any credit facility now or hereafter in effect between Vanguard and/or its wholly owned subsidiaries, on the one hand, and banks or other institutional lenders (collective, "Vanguard Lenders"), on the other hand, subject to and in accordance with clauses (i) and (ii) of the proviso to the first sentence of this subsection 2.4(b), and Vanguard Lenders shall have the right to Transfer any such shares acquired upon the exercise of their rights under any such Pledge Agreement subject to and in accordance with clauses (i) and (ii) of the proviso to the first sentence of this subsection 2.4(b). Any Transfer under this subsection 2.4(b) shall not be subject to the provisions of
Section 2.5.

                     (c) In the event of any Transfer in accordance with the provisions of subsection 2.4(b), prompt written notice of the Transfer shall be delivered by the Transferor to the Company, and, in the case of any Transfer pursuant to Section 2.4 hereof, references herein to the Investor shall include, from and after the date of such permitted transfer, each such permitted transferee (transferees acquiring such shares pursuant to subsection 2.4(b) are hereinafter sometimes referred to as "Permitted Transferees").

                     (d) For so long as any shares of Series F Preferred
Stock shall remain outstanding, none of John D. Lockton, Hugh B. L. McClung, Douglas S. Sinclair, Samuel Endy, Patrick Ciganer, or James Dixon (collectively, "Management") may Transfer any Capital Stock of the Company owned at any time by such individual. The foregoing transfer restrictions shall not (i) apply to any member of Management (other than a director of the Company) who owns 20,000 or fewer shares of Capital Stock of the Company (calculated on an as converted basis) or (ii) prevent any member of Management (other than a director of the Company) who as of the date of this Agreement owns 20,000 or fewer shares of Capital Stock of the Company (calculated on an as converted basis) and who hereafter owns more than 20,000 shares of Capital Stock of the Company (calculated on an as converted basis) from Transferring up to 20,000 shares of Capital Stock of the Company (calculated on an as converted basis).

                     (e) For purposes of this Agreement, the term
"Affiliate" means, (i) with respect to any person, any other person (A) which directly or indirectly of record or beneficially owns or holds fifty percent (50%) or more of the equity interest of such person, or (B) fifty percent (50%) or more of the equity interest of which is owned or held, directly or indirectly, of record or beneficially, by such person and (ii) with respect to any person that is an investment fund, any other person which is an investment fund and which has as its investment managers or adviser, the same investment manager or adviser as such a person or an investment manager or adviser a majority of the individual investment professionals of which are the same as the individual investment professionals of the investment manager or adviser of such other person.

               2.5. RIGHT OF FIRST OFFER ON CERTAIN SECONDARY SALES. Subject to the terms and conditions specified in this Section 2.5, each Investor who, as of the date of this Agreement or hereafter, holds at least 100,000 shares of Registrable Securities and/or Other Registrable Securities (as appropriately adjusted for any stock dividends, contributions, splits, reclassifications or the like) (individually a "Section 2.5 Stockholder," and collectively the "Section 2.5 Stockholders"), hereby grants to each other Section 2.5 Stockholder (but excluding each holder of Series A Preferred Stock) (individually a
"Section 2.5 Rights Holder," and collectively the "Section 2.5 Rights Holders") a right of first offer with respect to future sales of Securities by such
Section 2.5 Stockholder. Notwithstanding any other provision of this Agreement, a Section 2.5 Stockholder: (i) includes any general partners and Affiliates of such

Section 2.5 Stockholder; and (ii) excludes each Section 2.5A Stockholder (as defined below), provided that each such Investor shall be excluded only for so long as such Investor and its Affiliates own in the aggregate in excess of 800,000 shares of the Capital Stock of the Company (calculated on an as converted basis) (as appropriately adjusted for any stock dividends, combinations, splits, reclassifications or the like). The Section 2.5 Stockholder, shall be entitled to a portion of the right of first offer hereby granted it among itself and its partners and Affiliate in such proportions as it deems appropriate.

          Each time a Section 2.5 Stockholder (an "Initiating Section 2.5 Stockholder") proposes to offer any Securities (other than pursuant to the exercise of registration rights pursuant to this Agreement or the Registration Rights Agreement), except as provided in subsection 2.4(b) above, the
Section 2.5 Stockholder shall first make an offering of such shares to each other Section 2.5 Rights Holder in accordance with the following provisions and the Company shall provide such reasonable information as any Section 2.5 Stockholder shall request to fulfill its obligations or to exercise its rights hereunder:

                     (a) The Initiating Section 2.5 Stockholder shall deliver a written notice by certified mail ("Section 2.5 Notice") to the
Section 2.5 Rights Holders stating (i) its bona fide intention to offer such Securities, (ii) the number of Securities to be offered ("Section 2.5 Shares") and (iii) the price and terms, if any, upon which it proposes to offer the
Section 2.5 Shares.

                     (b) By written notification received by the Initiating
Section 2.5 Stockholder within ten (10) business days after receiving the
Section 2.5 Notice, each Section 2.5 Rights Holder may elect to purchase or obtain, at the price and on the terms specified in the Section 2.5 Notice, up to that number of the Section 2.5 Shares equal to the product of the total number of Section 2.5 Shares multiplied by a fraction (A) the numerator of which is the sum of the number of Registrable Securities and the number of Other Registrable Securities, as the case may be, then held by such Section 2.5 Rights Holder and
(B) the denominator of which is the total number of Registrable Securities and Other Registrable Securities. The Initiating Section 2.5 Stockholder shall promptly, in writing, inform each Section 2.5 Rights Holder which purchases all of the Section 2.5 Shares available to it ("Fully Exercising Section 2.5 Rights Holder") of any other Section 2.5 Rights Holder's failure to do likewise.
During the ten (10) business day period commencing after receipt of such information, each Fully Exercising Section 2.5 Rights Holder shall be entitled to purchase up to that portion of the Section 2.5 Shares that the Section 2.5 Rights Holders were entitled to subscribe but which were not subscribed for by the Section 2.5 Rights Holders which is equal to the proportion that the sum of the number of Registrable Securities and the number of Other Registrable Securities then held, by such Fully Exercising Section 2.5 Rights Holder bears to the sum of the number of Registrable Securities and the number of Other Registrable Securities then held by all Fully Exercising Section 2.5 Rights Holders who wish to purchase some of the unsubscribed Securities.

                     (c) The Initiating Section 2.5 Stockholder may, during the ninety (90)-day period following the expiration of the periods provided in such subsection 2.5(b), offer any of the Section 2.5 Shares that have not been purchased within thirty
(30) days of the expiration of the periods provided in subsection 2.5(b) by
Section 2.5 Rights Holders pursuant to subsection 2.5(b) to one or more offerees at a price not less than the price, and upon terms not more favorable to such offerees than those, specified in the Section 2.5 Notice. If the Initiating
Section 2.5 Stockholder does not enter into an agreement for the sale of such
Section 2.5 Shares within such period, or if such agreement is not consummated within the ninety (90)-day period following the expiration of the periods provided in such subsection 2.5(b), the right provided herein shall be deemed to be revived in such Section 2.5 Shares and shall not be offered unless first reoffered to the Section 2.5 Rights Holders in accordance herewith.

                     (d) The Company may, at its discretion, cause any additional purchaser of Capital Stock of the Company to agree to comply with the provisions of this Section 2.5 as a Section 2.5 Stockholder.

                     (e) Notwithstanding the foregoing, the provisions of this Section 2.5 shall not apply to (i) any pledge of Securities made pursuant to a bona fide loan transaction that creates a mere security interest; (ii) any transfer to the ancestors, descendants, spouse or to trusts for the benefit of such persons of an Investor; (iii) any bonafide gift; (iv) a transfer by an Investor that is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner; or (v) a transfer by any Investor to any Affiliate of such Investor; provided in each such case (A) that the pledgee, transferee or donee, as the case may be, shall furnish to the Company and the other Investors a written agreement to be bound by and to comply with all of the provisions of this Section 2.5 and (B) that, with respect to a transfer pursuant to clause (i), (ii) or (iii) of this subsection 2.5(e), the transferring Investor shall inform the other Investors of such pledge, transfer or gift prior to effecting it. Notwithstanding the foregoing, the provisions of this
Section 2.5 shall not apply to the sale of any Securities (i) to the public pursuant to a registration statement filed with, and declared effective by, the SEC under the Act or pursuant to Rule 144 or 701 under the Act or (ii) to the Company.

          Notwithstanding any other provision of this Agreement, each of Mitsui & Co. Ltd. and its Affiliates and Mitsubishi Corporation and its Affiliates (individually, a "Section 2.5A Stockholder;" collectively, the "Section 2.5A Stockholders") may, at its sole discretion, elect not to be a Section 2.5 Stockholder for purposes of this Agreement if all of the following conditions are satisfied:

                         (i)    the Company shall acquire a direct or indirect
interest in a United States PCS License ("License") or an entity that holds a License;

                         (ii)   at the time of such acquisition by the Company,
such Section 2.5A Stockholder holds a direct or indirect interest in a License or an entity that holds a License;

                         (iii)  as a result of such acquisition by the Company,
such Section 2.5A Stockholder would violate applicable United States federal or state communications laws, including the United States Federal Communications Act, or the rules and regulations thereunder, by continuing to hold both its equity interest in the Company and a direct or indirect interest in a License or an entity that holds a License; and

                         (iv)   such Section 2.5A Stockholder notifies the
Company within sixty days after receiving notice from the Company that the Company has acquired a direct or indirect interest in a License or an entity that holds a License.

               2.6.  BOARD REPRESENTATION.  (a) [intentionally left blank]

                     (b) From and after such time as the criteria set forth in Section V.B.5(b) of the Company's Amended and Restated Certificate of Incorporation with respect to the election of directors by the Series F Holders are no longer satisfied and for so long as 20% of the Series F Conversion Shares (as defined below) are held by Series F Holders, each Investor covenants to vote his or its shares in favor of at least three (3) directors (the "Series F Directors") designated by the holders of a majority of the Series F Conversion Shares held by the Series F Holders at each annual meeting of stockholders of the Company at which any director is elected or at the time of any written consent to action in lieu of any such meeting; PROVIDED, that (i) for so long as Electra (or its assignee) owns at least 213,360 Series F Conversion Shares (as such number may be adjusted appropriately for stock splits, stock dividends, combinations and other recapitalizations), Electra (or its assignee, provided such assignee is an Affiliate of Electra) shall have the right to designate one (1) of the directors (the "Electra Director") to be designated by the holders of the Series F Conversion Shares, (ii) for so long as Central Investment Holdings, Inc. ("CIH") (or its assignee) owns at least 213,360 Series F Conversion Shares (as such number may be adjusted appropriately for stock splits, stock dividends, combinations and other recapitalizations), CIH (or its assignee, provided such assignee is an Affiliate of CIH) shall have the right to designate one (1) of the directors to be designated by the holders of the Series F Conversion Shares; and (iii) for so long as Toronto Dominion (or its assignee) owns at least 213,360 Series F Conversion Shares (as such number may be adjusted appropriately for stock splits, stock dividends, combinations and other recapitalizations), Toronto Dominion (or its assignee, provided such assignee is an Affiliate) shall have the right to designate one (1) of the directors to be designated by the holders of the Series F Conversion Shares, PROVIDED, HOWEVER, that Toronto Dominion or such Affiliate shall not be entitled to so designate such director if exercising this right would be in violation of the Bank Holding Company Act (as defined in Section 2A.4). At least one of the Series F Directors, which shall be the Electra Director, if any, shall have the right to be a member of the Audit and Compensation Committees of the Board, if any, or of any committee of the Board performing comparable functions. For purposes of this Section 2.6(b), "Series F Conversion Shares" shall mean the shares of Common Stock issued or issuable upon conversion of the shares of Series F-1 Preferred Stock originally issued pursuant to the Securities Purchase Agreement dated as of December 6, 1995, as assumed, among the Company and the Investors named therein (the "Series F Purchase Agreement") or shares of Common Stock issued or issuable upon conversion of the shares of Series F-1 Preferred Stock issued upon conversion of the Series F-2 Preferred Stock originally issued pursuant to the Series F Purchase Agreement.

          No director(s) so designated by the holders of the Series F Conversion Shares, or Electra, CIH or Toronto Dominion (or its respective assignee, provided such assignee is an Affiliate of Electra, CIH or Toronto Dominion), as the case may be, may be removed without the prior consent, given in person or by proxy, either in writing or at a special meeting called for that purpose, of the holders of such Series F Conversion Shares, voting separately as a class. In case of the death, resignation or other removal of any Series F Director, including the Electra Director, the holders of a majority of the Series F Conversion Shares held by the Series F Holders, or Electra (or its assignee), as the case may be, shall have the right to designate a successor director to hold such office for the unexpired term of such removed director. Each Investor covenants and agrees to vote his or its shares, as promptly as possible, either at a special meeting called for such purpose or by written consent in lieu of a meeting, in favor of the election of such successor designee.

          Until the Company completes an initial public offering of its Common Stock or is sold to or merges with another entity, none of Vanguard or Electra, in their capacity as stockholders of the Company, will take any actions which would result in the representative of BEA Associates, as the manager of certain investment funds that are stockholders of the Company, being removed from the Board of Directors of the Company, so long as such investment funds retain their current level of ownership of Registrable Securities (as defined in subsection 1.1(f) hereof) and Registrable Securities (as defined in the Registration Rights Agreement) owned by them as of the date hereof.

               2.7. OBSERVER RIGHTS. Each Investor who is the Holder of not less than either 80,000 shares of Registrable Securities or the Holder (within the meaning of the Registration Rights Agreement) of not less than 80,000 shares of Other Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations) is entitled to have one representative designated by such Investor attend all meetings of its Board in the capacity of a nonvoting observer who may participate in discussions and, in this respect, copies of all notices, minutes, consents, and other materials that the Company provides to its directors shall be given to such representative; PROVIDED, HOWEVER, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and, PROVIDED, FURTHER, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secrets to such representative or if such Investor or its representative is a direct competitor of the Company. Each Investor that is an entity may designate a representative to attend such meetings on its behalf. Each Investor (or representative thereof) may designate an alternate to attend such meetings on its behalf if such Investor (or representative thereof) is unable to attend. The Company acknowledges that it is contractually required to comply with the obligations of this Section 2.7.

               2.8.  CO-SALE RIGHTS.

                     (a) Any Section 2.5 Rights Holder which does not elect to purchase any of the Section 2.5 Shares available to it may elect to participate (a Section 2.5 Rights Holder so electing being herein a "Participant") in the Initiating Section 2.5 Stockholder's sale of Securities in accordance with this Section 2.8.

                     (b) Subject to subsection 2.8(l) below, each Participant shall have the right (the "Participation Right") to Transfer to the purchaser of Section 2.5 Shares and any Section 2.5 Rights Holders who have exercised the right of first offer set forth in Section 2.5 above a number of Securities equal to the product of (i) the aggregate number of Section 2.5 Shares and (ii) such Participant's Pro Rata Percentage Amount (as defined below); PROVIDED, HOWEVER, that (A) with respect to any Participant (other than an Original Series G/H Participant (as defined below)) which is a holder of Series G/H Registrable Securities (as defined in the Registration Rights Agreement), until such time as such Participant shall have received proceeds upon the Transfer of Series G/H Registrable Securities and the Preferred Stock of the Company underlying such Registrable Securities which equals or exceeds the product of (x) the aggregate liquidation preference of all such Series G/H Registrable Securities and underlying Preferred Stock acquired by such Participant (where the "liquidation preference" of Series G Preferred Stock and Series H Preferred Stock means the Original Series G Issue Price and the Original Series H Issue Price (as those terms are defined in the Company's Amended and Restated Certificate of Incorporation), respectively) and (y) 0.50, and (B) with respect to any Participant which is a holder of Series F/J Registrable Securities (as defined in the Registration Rights Agreement), until such time as such Participant shall have received proceeds upon the Transfer of Series F/J Registrable Securities which equals or exceeds the sum of (B1) the product of (x) the number of Series F Registrable Securities (as defined in the Registration Rights Agreement) purchased by such Participant, (y) $9.375 (as appropriately adjusted for any stock dividends, combinations, splits or the like with respect to such shares), and
(z) 0.50 and (B2) the product of (x) the number of Series J Registrable Securities (as defined in the Registration Rights Agreement) purchased by such Participant, (y) $12.67 (as appropriately adjusted for any stock dividends, combinations, splits or the like with respect to such shares ) and
(z) .50, each such Participant specified in clause (A) and (B) above shall have the right to Transfer a number of Securities equal to the product of (i) the aggregate number of Section 2.5 Shares, (ii) such Participant's Pro Rata Percentage Amount and (iii) 150% (subject to a pro rata cut back based on the number of Securities which each such Participant has the right to Transfer pursuant to this sentence if the total number of Securities to be Transferred is less than the total number of Securities which all such Participants have the right to Transfer pursuant to this sentence). For purposes of this
Section 2.8, a Participant's Pro Rata Percentage Amount shall be equal to the fraction, the numerator of which is the number of shares of Common Stock owned by such Participant at the time of the sale or transfer (assuming the full conversion, exchange and exercise of all convertible, exchangeable and exercisable securities of the Company then owned by such Participant) and the denominator of which is the total number of shares of Common Stock owned by the Initiating Section 2.5 Stockholder and all Participants at the time of the Transfer (assuming the full conversion, exchange and exercise of all convertible, exchangeable and exercisable securities of the Company then owned by the Initiating
Section 2.5 Stockholder and all Participants), and rounded to the nearest whole number.

                    (c) Each Participant shall effect its participation in the sale by promptly delivering to the Initiating Section 2.5 Stockholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

                         (i)   the type and number of shares of Common Stock
which such Participant elects to sell; or

                         (ii)  that number of shares of Preferred Stock which is
at such time convertible into the number of shares of Common Stock which such Participant elects to sell; provided, however, that if the prospective purchaser objects to the delivery of Preferred Stock in lieu of Common Stock, such Participant shall convert such Preferred Stock into Common Stock and deliver Common Stock as provided in subsection 2.8(c)(i) above. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser.

                    (d) The stock certificate or certificates that the Participant delivers to the Initiating Section 2.5 Stockholder pursuant to subsection 2.8(c) shall be transferred to the prospective purchaser in consummation of the sale of the Securities pursuant to the terms and conditions specified in the Section 2.5 Notice at the price and on the terms which the prospective purchaser makes its purchase from the Initiating Section 2.5 Stockholder, and the Initiating Section 2.5 Stockholder shall concurrently therewith remit to such Participant that portion of the sale proceeds to which such Participant is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Participant exercising its rights of co-sale hereunder, the Initiating
Section 2.5 Stockholder shall not sell to such prospective purchaser or purchasers any Securities unless and until, simultaneously with such sale, the Initiating Section 2.5 Stockholder shall purchase such shares or other securities from such Participant at the price and on the terms which the prospective purchaser makes its purchase from the Initiating Section 2.5 Stockholder.

                    (e) The exercise or non-exercise of the rights of the Participants hereunder to participate in one or more sales of Securities made by an Initiating Section 2.5 Stockholder shall not adversely affect their rights to participate in subsequent sales of Securities subject to this Section 2.8.

                    (f) Notwithstanding the foregoing, the co-sale rights of the Investors shall not apply to (i) any pledge of Securities made pursuant to a bona fide loan transaction that creates a mere security interest; (ii) any transfer to the ancestors, descendants or spouse or to trusts for the benefit of such persons of an Investor; (iii) any bona fide gift; (iv) a transfer by an Investor that is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner; or (v) a transfer by any Investor to any Affiliate of such Investor; provided in each such case (A) that the pledgee, transferee or donee, as the case may be, shall furnish to the Company and the other Investors a written agreement to be bound by and comply with all the provisions of this Section 2.8 and (B) that, with respect to a transfer pursuant to clause (i), (ii) or (iii) of this subsection 2.8(f), the transferring Investor shall inform the other Investors of such pledge, transfer or gift prior to effecting it. Such transferred Securities shall remain "Securities" hereunder.

                    (g)  Notwithstanding the foregoing, the provisions of this
Section 2.8 shall not apply to (A) the sale of any Securities (i) to the public pursuant to a registration statement filed with, and declared effective by, the SEC under the Act or pursuant to Rule 144 or 701 under the Act or (ii) to the Company or (B) the Post-Exchange Sale (as that term is defined in the Exchange Agreement dated August 18, 1997 among the Company and the Lenders named therein (the "Exchange Agreement")).

                    (h) In the event an Initiating Section 2.5 Stockholder should sell any Securities in contravention of the co-sale rights of any Participant under this agreement (a "Prohibited Transfer"), the Participants, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and the Initiating
Section 2.5 Stockholder shall be bound by the applicable provisions of such option.

                    (i) In the event of a Prohibited Transfer, each Participant shall have the right to sell to the Initiating Section 2.5 Stockholder the type and number of Securities equal to the number of shares each Investor would have been entitled to transfer to the purchaser had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

                         (i)   The price per share at which the Securities are
to be sold to the Initiating Section 2.5 Stockholder shall be equal to the price per share paid by the purchaser to the Initiating Section 2.5 Stockholder in the Prohibited Transfer. The Initiating Section 2.5 Stockholder shall also reimburse each Investor for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investor's rights under this Section 2.8.

                         (ii)  Within ninety (90) days after the later of the
dates on which the Participant (A) received notice of the Prohibited Transfer or
(B) otherwise become aware of the Prohibited Transfer, each Participant shall, if exercising the option created hereby, deliver to the Initiating Section 2.5 Stockholder the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer.

                         (iii) The Initiating Section 2.5 Stockholder shall,
upon receipt of the certificate or certificates for the shares to be sold by a Participant, pursuant to this subsection 2.8(i), pay the aggregate purchase price therefor and the amount of reimbursable fees and expense, as specified in clause (i) of this subsection 2.8(i), in cash or by other means acceptable to the Participant.

                         (iv)  Notwithstanding the foregoing, any attempt by an
Initiating Section 2.5 Stockholder to transfer Securities in violation of this
Section 2.8 hereof
shall be void and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of a majority in interest of the Investors.

                    (j) Each certificate representing shares of Capital Stock of the Company now or hereafter owned by each Investor or issued to any person in connection with a transfer pursuant to subsections 2.8(d) and (i) hereof shall be endorsed with the following legend:

          "THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN CO-SALE AGREEMENT BY AND BETWEEN THE STOCKHOLDER, THE CORPORATION AND CERTAIN HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION."

                    (k) Each Investor agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in subsection 2.8(j) above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of this Section 2.8.

                    (l) Each Original Series G/H Participant (as defined below) shall have the right (the "Original Series G/H Participation Right") to transfer to the purchaser and any Section 2.5 Rights Holders who have exercised the right of first offer set forth in Section 2.5 above, Original Series G/H Registrable Securities (as defined below in this subsection 2.8(l)) pro rata according to the respective Original Series G/H Pro Rata Percentage Amounts (as defined below in this subsection 2.8(l)) of the Original Series G/H Participants who exercise the Original Series G/H Participation Right with respect to such transfer. The Original Series G/H Participation Right of each holder of Original Series G/H Registrable Securities shall terminate when the aggregate amount of the proceeds received by Original Series G/H Participants in respect of Original Series G/H Registrable Securities that all Original Series G/H Participants have included in Transfers pursuant to this subsection 2.8(l) (regardless of whether such holders have exercised such right) is at least equal to the aggregate principal amount of, and accrued but unpaid interest on, the IWCH/PWH Notes exchanged for Series G and Series H Preferred Stock pursuant to the Exchange Agreement. The Original Series G/H Participation Right may be exercised prior to and in preference over any Participation Right in subsection 2.8(b) hereof. For purposes of this subsection 2.8(l):

                         (i)   "Original Series G/H Participant" means any
holder of Original Series G/H Registrable Securities;

                         (ii)  "Original Series G/H Pro Rata Percentage Amount"
for any Original Series G/H Participant means the fraction, the numerator of which is the number of Original Series G/H Registrable Securities owned by such participant at the time of the

Transfer and the denominator of which is the total number of Original Series G/H Registrable Securities held by all Original Series G/H Participants at such time; and

                         (iii) "Original Series G/H Registrable Securities"
means (A) all shares of Series G and Series H Preferred Stock that were acquired by the holder thereof (or an Affiliate of such holder) pursuant to Sections 2, 2A or 3 of the Exchange Agreement and not transferred to any third party (other than an Affiliate of such holder), (B) all shares of Series G and Series H Preferred Stock held by such holder (or an Affiliate thereof) and issued upon the conversion of any shares of Series G or Series H Preferred Stock described in clause (A) above and -C- all shares of Common Stock held by such holder (or an Affiliate thereof) and issued or issuable upon conversion of such shares of Series G and Series H Preferred Stock described in clause (A) or clause (B).

               2.9. STOCK PURCHASES BY EMPLOYEES, OFFICERS, DIRECTORS AND CONSULTANTS. Each employee who purchases any of the shares of the Company's Common Stock that are subject to vesting and are reserved for issuance to officers and employees of the Company shall execute and deliver to the Company an employee stock purchase agreement committing each such person to resell to the Company at the original purchase price thereof all shares of the Company's Common Stock that are not vested on the date of termination of such employee's term of employment with the Company, and restricting each such person from transferring any unvested shares of the Company's Common Stock to any person except to members of his or her immediate family or to a trust for the benefit of members of his or her immediate family.

               2.10. ADDITIONAL LIQUIDITY RIGHTS. (a) Each Investor with a representative on the Board shall cause such representative to take all steps necessary to cause the Board to maintain a committee of the Board (the "Committee") consisting of a representative of the Board designated by Vanguard (as long as Vanguard or any Affiliate thereof owns not less than fifty percent (50%) of the shares of Series C Preferred Stock it holds as of the date hereof (or an equivalent amount of Common Stock issued upon conversion thereof)), a Series F Director (but only so long as the holders of Series F-1 Preferred Stock shall be entitled to elect the Series F Directors pursuant to subsection V.B.5(b) of the Company's Amended and Restated Certificate of Incorporation), which shall be the Electra Director, if any, a representative of the Board designated by the other outside investors and a representative of the Company's Executive Management. (If Vanguard shall at any time fail the ownership requirements set forth in the preceding sentence, the Board at its sole discretion may elect to the Committee a representative of the Board not designated by Vanguard.) The Committee shall, from time to time at the request of any member, consult with an investment banking firm of recognized national standing that is unaffiliated with the Committee members.
 The Committee shall request such investment banking firm to thereafter make a formal presentation to the Committee as to the commercial reasonableness of proceeding with an initial public offering of the Company's Common Stock ("IPO") in light of then prevailing market conditions and the condition and performance of the Company. Based on the recommendation of such investment banking firm, the Committee shall make a recommendation to the full Board about proceeding with an IPO. If the Board approves proceeding with an IPO, the Company shall, subject to the rights of the Holders under the

Registration Rights Agreement, use commercially reasonable efforts to proceed with an IPO unless three directors vote to oppose proceeding with the IPO. In such event, the Company shall submit to binding arbitration to be completed within thirty (30) days to determine whether it is commercially feasible to proceed with an IPO. Such arbitration shall be conducted as provided in subsection 2.10(b) below. The arbitrators shall be representatives of nationally known investment banking firms unaffiliated with the Company. Upon a finding of commercial feasibility, the Company shall, subject to the rights of the Series F Holders under the Registration Rights Agreement, use commercially reasonable efforts to proceed with an IPO. If no IPO occurs by December 31, 1996, the Committee shall then explore in good faith other means to provide liquidity for all outside investors. The Committee shall again consult with an investment banking firm of recognized national standing that is unaffiliated with any of the Committee members and request such investment banking firm to submit a written report to the Committee regarding liquidity alternatives, including the sale of the Company, the repurchase of the Company's stock by all electing investors and any other commercially feasible liquidity strategies.

                    (b) Any arbitration pursuant to subsection 2.10(a) shall be conducted as follows:

                         (i)   The arbitration and all preliminary proceedings
related thereto shall be conducted in accordance with such rules as may be agreed upon by the parties, or failing agreement on such rules, in accordance with the Rules for Commercial Arbitration of the American Arbitration Association ("AAA") as amended from time to time and as modified by this Agreement. The dispute shall be presented to a single arbitrator sitting in Wilmington, Delaware.

                         (ii)  The arbitrator shall be selected jointly by the
parties within 15 days after demand for arbitration is made by a party. If the parties are unable to agree on an arbitrator within that period, then any party may request that the AAA select the arbitrator.

                         (iii) Except as may otherwise be agreed in writing by
the parties or as ordered by the arbitrator upon substantial justification shown, the hearing for the dispute shall be held and concluded, and the arbitrator shall render its final decision within thirty (30) days following the selection of the arbitrator. The arbitrator shall state the factual and legal basis for the decision. The decision of the arbitrator shall be final and binding, except a provided in the Federal Arbitration Act, 9 U.S.C. Section 1, ET SEQ., and except for errors of law based on the findings of fact.

               2.11. TERMINATION OF CERTAIN COVENANTS. The covenants set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.7, 2.8, 2.9, and 2.10 shall terminate and be of no further force or effect upon the consummation of a Threshold Public Offering.

               2.12. CERTAIN PROVISIONS RELATING TO BT HOLDERS.
Notwithstanding any other provisions contained herein, no BT Holder (solely with respect to such Holder's BT Warrant Shares) shall be entitled to any of the rights or subject to the obligations of an Investor or Holder under Section 2.7.

               2A.   TORONTO DOMINION REGULATORY COMPLIANCE.

               2A.1 VIOLATION OF BHCA OR SBIA. If Toronto Dominion or an affiliate of Toronto Dominion determines that it has a BHCA Issue (as defined below) or an SBIC Issue (as defined below), the Company and all other Investors agree to take all such actions as are reasonably requested by Toronto Dominion or such affiliate in order to, at the option of Toronto Dominion or such affiliate, either (a) permit Toronto Dominion or such affiliate to convert all or any portion of any shares of Series F-1 Preferred Stock held by Toronto Dominion or its affiliate into an equal number of shares of Series F-2 Preferred Stock (which Series F-2 Preferred Stock shall be convertible back into
Series F-1 Preferred Stock on such terms as may be permitted by regulatory considerations then prevailing) or (b) effectuate and facilitate a Transfer by Toronto Dominion or such affiliate of all or a part of its interest in the Company to a person or entity designated by Toronto Dominion or such affiliate, provided that such assignment or transfer is in compliance with applicable federal and state securities laws and the assignee or transferee agrees to be bound by the Agreement.

               2A.2  SBIC REQUIREMENTS.

               (a) The Company and each Investor hereby agree to take all action and execute all such instruments as may be reasonably required by Toronto Dominion or its permitted assignee or transferee, in either case which may hereafter become (or which is expected by Toronto Dominion to become) a small business investment company (an "SBIC") subject to the SBIC Requirements, so that such SBIC shall be entitled to legally hold its shares of Capital Stock of the Company as a small business investment company under the SBIC Requirements. Such actions shall be taken at the reasonable request of Toronto Dominion or such affiliate within a reasonable time in advance of the earlier of (i) Toronto Dominion or such affiliate becoming an SBIC or (ii) Toronto Dominion assigning or transferring the shares of Capital Stock in the Company held by it to an SBIC or an affiliate of Toronto Dominion which is expected by Toronto Dominion to become an SBIC.

               (b) Such actions referred to in clause (a) above shall include, without limitation, an amendment to this Agreement providing for (i) the provision of financial statements and other information by the Company as required by and on forms specified by SBIC Requirements (including information with respect to the Company's use of proceeds and to confirm the Company's size for purposes of eligibility under the SBIC Requirements), (ii) in the event that the SBIC Requirements are not met for such SBIC to legally hold such Capital Stock (including, without limitation, as a result of a diversion of the proceeds from the reported use thereof or a change in the Company's business activities), the SBIC's right to put its shares of Capital Stock of the Company back to the Company for prompt payment at the original purchase price of such shares and
(iii) such other representations, warranties and covenants for the benefit of such SBIC as may be reasonably required by the SBIC Requirements. Notwithstanding any other provision of this Agreement, SBIC's right under clause
(ii) of the first sentence of this Section 2A.2(b) shall arise solely if (i) the Company shall become an ineligible investment for SBIC (within the meaning of the SBIC Requirements) as a result of (A) changing its business activity (within the meaning of the SBIC Requirements) from that contemplated by the Memorandum or (B) using the proceeds from the sale of Series F Preferred Stock pursuant to the Series F Purchase Agreement in a manner different than that contemplated by the Memorandum (as defined in the Series F Purchase Agreement) and the Series F Purchase Agreement and (ii) as a result of such change in business activity or use of proceeds, SBIC would violate the SBIC Requirements by maintaining its investment in the Company. In addition, before exercising its rights under clause (ii) of the first sentence of this Section 2A.2(b), SBIC shall use commercially reasonable efforts to obtain approval of the Small Business Administration to permit it to maintain its investment in the Company notwithstanding such change in business activity.

               2A.3 ACQUISITION OF SECURITIES. Notwithstanding anything contained in this Agreement to the contrary, Toronto Dominion shall not be entitled to acquire any shares of Capital Stock of the Company hereunder, including, without limitation, under Sections 2.3 and 2.5, if the acquisition of such shares would cause Toronto Dominion to hold shares of Capital Stock in the Company in excess of the amount permitted under the Bank Holding Company Act (as defined below).

               2A.4  BHCA ISSUE, SBIC ISSUE AND SBIC REQUIREMENTS DEFINED.

               (a) For purposes of this Agreement, a "BHCA Issue" means any facts or circumstances under which Toronto Dominion or an affiliate of Toronto Dominion is or may be in violation or potential violation of the Bank Holding Company Act of 1956, as amended from time to time (and any successor law thereto), or the rules and regulations promulgated from time to time thereunder (collectively, the "Bank Holding Company Act"), or any assertion by any governmental regulatory agency that Toronto Dominion or an affiliate of Toronto Dominion is or may be in violation or potential violation of the Bank Holding Company Act by virtue of Toronto Dominion or an affiliate of Toronto Dominion holding, or exercising any significant right with respect to, any Capital Stock of the Company.

               (b) For purposes of this Agreement, an "SBIC Issue" means any facts or circumstances under which Toronto Dominion or an affiliate of Toronto Dominion is or may be in violation or potential violation of the Small Business Investment Act of 1958, as amended from time to time (and any successor law thereto), or the rules and regulations promulgated thereunder (collectively, the "Small Business Investment Act"), or any assertion by the U.S. Small Business Administration or other governmental agency that Toronto Dominion or an affiliate of Toronto Dominion is or may be in violation or potential violation of the Small Business Investment Act or other laws or regulations pertaining to small business investment companies by virtue of Toronto Dominion or an affiliate of Toronto Dominion holding, or exercising any significant right with respect to, any Capital Stock of the Company.

               (c) For purposes of this Agreement, "SBIC Requirements" means all of the requirements of the Small Business Investment Act relating to small business investment companies and investments by small business investment companies as in effect on the date hereof or as they may be amended or supplemented from time to time.

          3.   MISCELLANEOUS.

               3.1. SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

               3.2. GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

               3.3. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               3.3. TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

               3.5. NOTICES. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with any United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by at least ten (10) days' advance written notice to the other parties.

               3.6. EXPENSES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

               3.7. AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, the Holders of seventy-five percent (75%) of the then outstanding Registrable Securities and Holders (as defined in the Registration Rights Agreement) of a majority of the Series F Registrable Securities, a majority of the Series G/H Registrable Securities (as defined in the Registration Rights Agreement) and a majority of the Series J Registrable Securities. Any amendment or waiver effected in accordance with this Section 3.7 shall be binding upon each Holder of any Registrable Securities, Series F Registrable Securities, Series J Registrable Securities or Series G/H Registrable Securities then outstanding, each future Holder of all such Registrable Securities or the Series F Registrable Securities, Series J Registrable Securities or Series G/H Registrable Securities, and the Company. Notwithstanding the foregoing, (i) the rights of Section 2.5 Stockholders pursuant to Section 2.5 hereof, (ii) the rights of Investors pursuant to Section 2.7 hereof and (iii) the rights of Investors pursuant to Section 2.10 hereof may not be amended without the written consent of Holders of a majority of the Registrable Securities and seventy-five percent (75%) of the Series F Registrable Securities and seventy-five percent (75%) of the Series G/H Registrable Securities then held by the Section 2.5 Stockholders in the case of clause (i) hereof, each Holder of at least 80,000 shares of Registrable Securities in the case of clause (ii) hereof, and Holders of a majority of the Registrable Securities and Other Registrable Securities in the case of clause (iii) hereof. Notwithstanding the foregoing, (i) the rights of the BT Holders under this Agreement may not be adversely affected in a manner different than the rights of other holders of Registrable Securities, (ii) the obligations of the BT Holders may not be increased in a manner different than the obligations of other holders of Registrable Securities and (iii) this Section and Section 3.10 may not be amended, in each case, without the written consent of BT Holders holding a majority of the BT Warrant Shares. By executing this Agreement, an Existing Investor hereby consents to amending and restating the Prior Agreement in its entirety as set forth herein upon the effectiveness of this Agreement and to waive any rights that would otherwise arise under the Prior Agreement by virtue of the transactions contemplated by the Loan Agreements. Each Investor also agrees to take such actions as are necessary or desirable for the Company to comply with Section 4.8 of the BT Note and Warrant Agreement.

               3.8. APPROVALS. Each of the Investors hereby grants any and all consents, waivers, amendments, assignments, assumptions and agreements (collectively "Approvals") to effect the transactions contemplated by the Series J Agreement that are necessary or appropriate under the agreements to which they are a party, including without limitation, the Amended and Restated Certificate of Incorporation of the Company as currently in effect (the "Certificate"), the Series F Purchase Agreement, the Amended and Restated Registration Rights Agreement dated as of August 18, 1997, among the Company and the investors named therein (the "Prior Registration Rights Agreement") and the Prior Agreement, and the execution, delivery and performance thereof and related documents thereto, including those contained in the Series F Purchase Agreement, the Prior Registration Rights Agreement, the Prior Agreement and the Certificate (but excluding, notwithstanding any other provision of this Agreement, any Approvals that may be necessary or appropriate under the Loan Agreements).

               3.9. SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

               3.10. AGGREGATION OF STOCK. All shares of Registrable Securities and Other Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

               3.11. ENTIRE AGREEMENT; AMENDMENT; WAIVER. This Agreement hereby amends and restates the Prior Agreement in its entirety and any other previous agreements among any of the parties hereto (other than the BT Note and Warrant Agreement, which shall continue in full force and effect and shall control in the event of any conflict), with respect to the subject matter of this Agreement, and any such previous agreements shall be of no further force and effect. This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof.

          IN WITNESS WHEREOF, the parties have executed this Eighth Amended and Restated Investor Rights Agreement as of the date first above written.


                                        INTERNATIONAL WIRELESS
                                        COMMUNICATIONS HOLDINGS, INC.


                                        By:
                                            ---------------------------------
                                        Name:
                                              -------------------------------
                                        Title:
                                               ------------------------------

                           Address: 400 So. El Camino Real, Suite 1275 San Mateo, CA 94402

                                        INVESTOR


                                        By:
                                            ---------------------------------
                                        Name:
                                              -------------------------------
                                        Title:
                                               ------------------------------


                           Address:
                                        -------------------------------------

                                        -------------------------------------

                                      SCHEDULE A

                                Schedule of Investors
                                ---------------------


Alexandra Building Corporation
American International Underwriters Overseas, Ltd.
ARBOR Company
Antignas, Sanford L.
Argentina Equity Investments Partnership
Aztec Digital Partnership
Bagatelle, Warren D.
BancBoston Investments Inc.
Barger, Matthew R.
Baupost Limited Partnership 1983 C-1
Bayview Investors, Ltd.
Beberman, Richard A.
Behrens, Christopher C.
Bennett, Michael
Bicom Technology, Inc. (Jason Wu)
Billings, George
Biron, Thomas E.
BPPA IWC LLC
Brown University Third Century Fund
BT Foreign Investment Corporation
C.I. Emerging Markets Fund
C.I. Global Fund
C.I. Latin American Fund
Campbell, Edward
CEA Investors, Inc.
Chase Latin American Equity Associates L.P.
CIH
Clarke, Robert L.
Clarke, Robert L. Self Directed IRA
Collis, James J.
Cooper, Jay W.
Crook, Edward T.
Darby Emerging Markets Fund, L.P.
Digital Ventures, Ltd.
Dixon, James
Doll, Dixon R.
Drysdale Partners
Drysdale, George M.
Duhamel Broadcasting Enterprises
Dunn, John Russel

Egan, Robert L.
Electra Associates, Inc.
Electra Investment Trust P.L.C.
Emerging Markets Infrastructure Fund, Inc.
Emerging Markets Telecommunications Fund, Inc.
Fairman, Fleur
Fernandes, Jose Carlos Aguilera
First Bank Custodian for D. Kent Anderson
Flax-Davidson, Ron
FLX Fifth, L.P.
Frankum, Ronald B.
Frog & Peach Investors, L.P.
Gateway Venture Partners III, L.P.
GMI/DRI Investment Trust
Gunter, Jonathan
Gunter, L.P.
Harris Corporation
High Point Keller Limited Partnership
Huret , Robert, and Huret, Judy S. as Community Property
Irwin, Edward T.
IW Fund
JAFCO America Ventures, Inc.
JAFCO G-5 Investment Enterprise Partnership
JAFCO R-1(A) Investment Enterprise Partnership
JAFCO R-1(B) Investment Enterprise Partnership
JAFCO R-2 Investment Enterprise Partnership
Japan Associated Finance Co., Ltd.
JMB/RMD Partners, G.P.
John W. Stanton & Theresa E. Gillespie, JTWROS
Kaplow, Mark J.
Keller Enterprises, Inc.
Keller II, Richard B.
Keller II, Richard B., IRA DLJSC as Custodian
Kempner, Alan H., Thomas L. Kempner & William A. Perlmuth, Trustees U/W CML Trust F/B/O
Kempner, Carl L., Thomas L. Kempner & William A. Perlmuth, Trustees U/W CML Trust F/B/O
Kempner, Thomas L., Thomas L. Kempner & William A. Perlmuth, Trustees U/W CML Trust F/B/O
Knafel Family Foundation
Knafel, Sidney R.
Krones, Robert
Kuhn, Loeb & Co.
Latin America Capital Partners
Latin America Equity Fund, Inc.

Latin America Investment Fund, Inc.
Leach , Paul C., and Sheila J. Leach as Community Property
LEG Partners, L.P.
LEG RMD Investors LLC
Leight, Nathan D.
Lesser, Joseph S.
Lexington Partners IV, L.P.
Lockton, John
Loeb Children Trust, Henry A. Loeb, Thomas L. Kempner, Elizabeth Loeb Levin, Jean Loeb Troubh, Trustee U/W Carl M. Loeb 1/3/55 Trust F/B/O Henry A.
Loeb Partners Corporation
Luby, William K.
MAO Holdings S.A.
Mass Mutual
McEvoy, Nan Tucker
McGuinness, Sean
McKay Charitable Remainder Trust
McKay Family Partnership
McKay, Elaine
McKay, Sr., Robert
Mintz, Norman N.
Mitsubishi
Mitsui Tokyo
Morgan, Melissa
Morgenthaler, Gary J.
Nathanson, Marc B.
Northwood Capital Partners LLC
Northwood Ventures
Osterweis Revocable Trust U/A Dated 9/13/93, John R. Osterweis, Trustee Patrick Latterall Living Trust
Pavey Family Partnership
Pomona Capital  II, L.P.
Poovey, Kenneth M. 410810 fbo , North American Trust Co., TTEE for Latham & Watkins
Puritz, Scott
Quayle, Roger
R & S Co. IV, L.P.
Rahn, Noel P.
RMD Chicago Partners
Rock, Arthur
Rogers, Christopher
Rosenfelt, Barbara A.
Rothenberg, Alan E. and Rothenberg, G. Susan , as Community Property
Rowe, Irwin D.
Ruge, Jan
Salzer, Larry

SBC Warburg Dillon Read Inc., as agent
Schwartz, Bradley S.
Snowdon, Van
Steyer, Thomas
Stough, Brooks
Taiwan Asia Pacific Venture Fund Ltd.
Tcherepnine, Jessica
Tepner, Harvey L.
Ticonderoga Partners III, L.P.
Tinicum Investors
Toolooe, Nezam
Toronto Dominion Investments, Inc.
U.S. Information Technology Investment Enterprise Partnership
Unger, Howard D.
Vanguard Cellular Operating Corp.
Wallert, Frederick
Walton, Robert E Benefit Trust
Wasaff, Charles
Willetts, Maria
Wilson, Henry T.
Woodfield, Andrew